                                                                      Exhibit 12
                                                                      ----------
                        CENTOCOR, INC. AND SUBSIDIARIES
                      STATEMENT RE COMPUTATION OF RATIOS
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                 For the three
                                 months ended
                                March 31, 1998        1997          1996          1995          1994           1993
                                --------------       -------       -------       -------       -------       -------
EARNINGS (LOSS):
Earnings (loss)                  ($140,307)           $11,130       ($12,763)     ($57,132)     ($126,658)    ($74,379)
PLUS:
Fixed charges (below)                3,140              5,144          9,648        18,903         21,719       22,820
LESS:
Interest capitalized                     0                  0              0             0              0            0
                                 ---------            -------       --------      --------      ---------     --------
ADJUSTED EARNINGS (LOSS)         ($137,167)           $16,274        ($3,115)     ($38,229)     ($104,939)    ($51,559)

FIXED CHARGES:
Rent expense deemed interest          $262             $1,049         $1,138        $1,191         $1,187       $1,987
Interest expense                     2,687              3,938          8,351        17,001         19,821       20,087
Amortization of debt issuance cost     191                157            159           711            711          746
Interest capitalized                     0                  0              0             0              0            0
                                 ---------            -------       --------      --------      ---------     --------
TOTAL FIXED CHARGES                 $3,140             $5,144         $9,648       $18,903        $21,719      $22,820
RATIO                                    *               3.16              *             *              *            *
                                 =========            =======       ========      ========      =========     ========

*Adjusted earnings did not cover fixed charges for the three months ended March 31, 1998 by $140,307,000 and the years ended December 31, 1996, 1995, 1994 and
1993 by $12,763,000 $57,132,000, $126,658,000 and $74,379,000, respectively.